Exhibit 99-B.8.108

SELLING AND SERVICES AGREEMENT
AND
FUND PARTICIPATION AGREEMENT

          THIS AGREEMENT, made and entered into as of this 29th day of December, 2006 by and among ING Life Insurance and Annuity Company ("ING Life"), ING Financial
Advisers, LLC ("ING Financial") (collectively, "ING"), RiverSource Service Corporation
(“RSC”) and Ameriprise Financial Services, Inc. ("Distributor"). Distributor and RSC are
separately and collectively referred to as “Fund Agent” as context requires. Fund Agent acts as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a "Fund" or collectively the
"Funds").

          WHEREAS, Distributor acts as principal underwriter for the Funds; and

          WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as
amended ("Code"), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Code (collectively, "Plans"); and

          WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the "Contracts"); and

          WHEREAS, ING Life has established Variable Annuity Accounts B, C, F and I and
Separate Account D and may establish such other accounts as may be set forth in
Schedule A attached hereto (the "Separate Accounts") to serve as an investment vehicle for the Contracts; and

          WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts; and

          WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

          NOW, THEREFORE, it is agreed as follows:

1.       Investment of Plan Assets.

          (a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan ("Nominee") in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a
Plan ("Plan Representative") upon the direction of a Plan participant or beneficiary
("Participant"). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or
Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

            (b) With respect to Plans that invest in the Funds indirectly through the
Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or, prior to adding any additional Separate Accounts to Schedule A hereto, will register each of the Separate
Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that
Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the Contract
Owner or Participant, as applicable under a particular Contract.

2.         Omnibus Account.

            The parties agree that, with respect to each Fund, a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the
Contracts (collectively, the "Accounts.") ING Life as issuer of the Contracts or as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the
Accounts in accordance with the Agreement.

3.         Pricing Information, Orders, Settlement.

            (a) Fund Agent will make shares available to be purchased by the Nominee or by
ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’
prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the
Nominee to correspond with investment instructions received by ING from Contract owners, Plan Representatives or Participants, provided, however, that the Fund Agent may upon reasonable notice to ING, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund

Agent, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with any applicable fiduciary obligations under federal and/or any applicable state laws.

          (b) Fund Agent agrees to furnish or cause to be furnished to ING Financial for each
Fund: (i) confirmed net asset value information as of the close of trading (currently 4:00
p.m., East Coast time) on the New York Stock Exchange ("Close of Trading") on each business day that the New York Stock Exchange is open for business ("Business Day") or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Fund Agent shall provide or cause to be provided to ING
Financial such information by 6:30 p.m., East Coast time.

          (c) ING Financial, as agent for the Funds for the sole purposes expressed herein shall receive from Contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its
Separate Accounts ("Instructions"), (ii) transmit to Fund Agent such Instructions no later than 8:00 a.m., East Coast time on the next following Business Day, unless there were systems failures preventing Instructions to be processed via the NSCC, in which case
Instructions must be received by Fund Agent no later than 9:00 a.m., East Coast time on the next following Business Day and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Contract owners, Plan Representatives or Plan
Participants, as appropriate ("Confirmation"). The Business Day on which such
Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given
Business Day shall be treated as if received on the next following Business Day. ING
Financial represents and warrants that all Instructions received by ING Financial, which will be transmitted to Fund Agent for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous
Business Day.

          (d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Fund Agent, as soon as possible, but in any event no later than 4:00 p.m.,
East Coast time on the same Business Day on which such purchase orders are made by
ING in conformance with Section 3(c).

          (e) Fund Agent or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as possible, but in any event no later than 4:00 p.m.
East Coast time on the same Business Day on which such redemption orders are received by the Fund Agent in conformance with Section 3(c).

          (f) In lieu of applicable provisions set forth in paragraphs 3(c) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s
Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

          (g) Upon Fund Agent’s request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Fund Agent or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Fund Agent or the Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

          (h) ING Financial shall assume responsibility as herein described for any loss to
Fund Agent or to a Fund caused by a cancellation or correction made to an Instruction by a Contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Fund
Agent, and ING Financial will immediately pay such loss to Fund Agent or such Fund upon ING Financial’s receipt of written notification, with supporting data.

          (i) Fund Agent shall indemnify and hold ING harmless, from the effective date of this Agreement, against any reasonable amount ING is required to pay to Contract owners, Plans, Plan Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii)
incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to
Fund Agent. In addition, the Fund or the Fund Agent shall be liable to ING for reasonable demonstrable systems and out of pocket costs incurred by ING in making a
Contract owner’s, a Plan’s or a Participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner’s or a Plan’s or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

         (j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Fund Agent agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

4.      Servicing Fees.

         The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Life or the Nominee and shall not be the responsibility of Fund Agent. The Nominee, or ING Life on behalf of its
Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Fund Agent agrees to pay to ING Life servicing fees as set forth in Exhibit III. Distributor will make such payments to ING Life within sixty (60) days after the end of each calendar quarter. Upon reasonable request, Fund Agent will provide a statement showing the calculation of the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life.

5.      12b-1 Fees.

         To compensate ING Financial for its distribution of Fund Shares, Fund Agent shall make quarterly payments to ING Financial as set forth in Exhibit III. Distributor will make such payments to ING Financial within sixty (60) days after the end of each calendar quarter. Upon reasonable request, Fund Agent will provide a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial

6.      Expenses.

         Fund Agent shall make available for reimbursement certain out-of-pocket expenses
ING Life incurs in connection with providing shareholder services to Contract owners or the Plans. These expenses include all costs incurred by ING Life associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Fund Agent shall, however, provide, or cause to be provided to ING, or at ING’s request, the Plan, with such sufficient copies of relevant prospectuses for all
Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

7.      Termination.

This Agreement shall terminate as to the maintenance of the Account:

         (a) At the option of either ING Life, ING Financial or Fund Agent upon ninety days advance written notice to the other parties;

         (b) At the option of ING Life or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the
Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

         (c) At the option of either ING Financial or Fund Agent, upon institution of formal disciplinary or investigative proceedings against ING Financial, Fund Agent or the Funds by the National Association of Securities Dealers, Inc. ("NASD"), SEC, or any other regulatory body;

         (d) At the option of Fund Agent, if Fund Agent shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this
Agreement;

         (e) At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

         (f) Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable
Contracts. ING Life will give 60 days’ written notice to the Fund and the Fund Agent of any decision to replace the Fund’s shares;

         (g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial and ING Life may assign, without consent of Fund Agent, but with notice to the Fund Agent, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that ING Financial or ING Life may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of
Distributor or

         (h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the
Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

8.     Continuation of Agreement.

         Following termination as the result of any cause listed in Section 7 hereof, the
Fund’s respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement shall continue in effect until the earlier of: (i) six months following the date notice of termination was sent; or (ii) such time that the Account is liquidated. ING shall use commercially reasonable efforts to liquidate the Accounts upon notice of termination. For avoidance of doubt, fees payable under this Agreement shall continue to be payable hereunder after termination of the Agreement for as long as fund assets are held through the contracts or through ING Life’s arrangement with plans, provided the payment of fees is not prohibited by law, rule or regulation, that such termination by Fund
Agent is not for cause, and that ING Financial continues to provide the services and comply in all material respects with its obligations hereunder.

9.      Advertising and Related Materials.

         (a) Advertising and literature with respect to the Funds prepared by ING Financial or the Nominee or its agents for use in marketing shares of the Funds to Contract owners or Plans (except any material that simply lists the Funds’ names) shall be submitted to
Fund Agent for review and approval before such material is used with the general public or any Contract owner, Plan, Plan Representative, or Participant. Fund Agent shall advise the submitting party in writing within three (5) Business Days of receipt of such materials of its approval or disapproval of such materials.

         (b) Upon request, Fund Agent will provide or make available to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Upon request, Fund Agent will also provide or make available to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on ING's websites at our discretion, provided that ING represents and warrants that it will only post current Fund documents.

         (c) Upon request, Fund Agent will provide via Excel spreadsheet diskette format or in electronic transmission to ING portfolio information as may be agreed upon to update
Fund profiles within forty-five (45) calendar days following the end of any month for which such request is made, or as soon as may otherwise be agreed to by the parties.

10.    Proxy Voting.

         ING or the Nominee will distribute to Contract owners, Plan Representatives or
Participants all proxy materials furnished by Fund Agent or its designees for the Funds.

ING and the Nominee shall not oppose or interfere with, but shall cooperate with Fund
Agent in the solicitation of proxies for Fund shares held for such beneficial owners.

11.     Indemnification.

          (a) ING agrees to indemnify and hold harmless the Funds, Fund Agent and each of their directors, officers, employees, agents, affiliates and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of
1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Funds,
Fund Agent or any such director, officer, employee, agent, affiliate or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING Life under this Agreement, or (ii) result from a breach of a material provision of this Agreement. ING will reimburse any legal or other expenses reasonably incurred by
Fund Agent or any such director, officer, employee, agent, affiliate or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Fund Agent or any such director, officer, employee, agent, affiliate or any controlling person herein defined in performing their obligations under this Agreement.

          (b) Fund Agent agrees to indemnify and hold harmless each of ING Financial and
ING Life and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial and ING Life within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial or ING Life, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach by Fund Agent of a material provision of this Agreement. Fund Agent will reimburse any legal or other expenses reasonably incurred by ING Financial or ING Life, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that Fund Agent will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING
Financial or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

          (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

12.     Representations and Warranties.

          (a) Representations of ING Life. ING Life represents and warrants:

          (i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

          (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

          (b) Representations of ING Financial. ING Financial represents and warrants:

          (i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

          (ii) that it (1) is a limited liability company duly organized under the laws of the
State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this
Agreement and carry out its obligations pursuant to the terms of this Agreement;

          (iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or
Participants; and

            (iv) that it will not, without the written consent of Fund Agent, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Fund
Agent.

            (c) Representations of ING. ING represents and warrants:

            (i) the execution, delivery and performance of this Agreement does not and will not
(a) violate in any material respect any law or regulation (including without limitation, any
Federal securities laws or provision of the Internal Revenue Code of 1986, as amended
(the "Code") or the Employee Retirement Income Security Act of 1974, as amended
("ERISA")) or any judgment or order by which the ING is bound, or (b) constitute a non-
exempt prohibited transaction within the meaning of section 4975 of the Code or section
406 of ERISA;

            (ii) ING will make available Fund shares directly to the Plans without sales commissions or charges only under the conditions described in the Fund’s registration statements and except as provided herein, it shall not hold itself out to the public or engage in any activity as an agent for, or distributor of, the Funds;

            (iii) The services provided by ING pursuant to this Agreement will be performed by qualified personnel in accordance with the terms of this Agreement and industry standards;

            (iv) If any requests or demands are received by ING for the inspection by any governmental or regulatory agency of Plan participant records with respect to a Fund or otherwise pertaining to any aspect of the services provided pursuant to this Agreement, which may have a material effect on the parties’ rights or obligations under this
Agreement, ING will promptly notify Fund Agent;

            (v) To the best of its knowledge and belief, it is not and will not be, during the term of this Agreement, a fiduciary to the Plan as such term is defined in Section 3(21) of
ERISA and section 4975 of the Code;

            (vi) Its internal control structure over the processing and transmission of orders is designed to (a) prevent orders received after the Close of Trading from being aggregated and communicated to Fund Agent with orders received before the Close of Trading; and
(b) minimize errors that could result in late transmission of orders to Fund Agent;

            (vii) All orders received by ING and transmitted to Fund Agent are and will be properly identified as to the date and time by which they are received in proper form by
ING;

          (viii)ING and each agent will cause an independent public accountant annually to review its internal controls and prepare a written report concerning the adequacy and testing of such controls for all of the material obligations undertaken by ING hereunder;

          (ix) Upon request, ING will send a copy of said internal control reports to Fund
Agent;

          (x) ING will communicate to Fund Agent only Orders ING or an agent receives from Plans or Plan participants eligible to invest in the share class of the Fund;

          (xi) To the extent required by law, ING has disclosed to the appropriate Plan fiduciary all aspects of the arrangements provided for in this Agreement that are relevant to the Plan’s decision to make the Funds available for investment to Plan participants, including the fact that ING will receive compensation pursuant to this Agreement;

          (xii) In setting fees and charges payable by Plans that invest in the Funds, ING will take into consideration the compensation it receives pursuant to this Agreement;

          (xiii)Any and all material information provided by ING to Fund Agent, whether written or oral, in connection with Fund Agent’s decision to enter into this Agreement was at the time it was provided, accurate and complete;

          (xiv)There are no actions, suits or proceedings by or before any regulatory or governmental authority pending, or to its knowledge threatened, which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement; and

          (xv) It will promptly notify Fund Agent in writing if at any time any event occurs which would make, or tend to make, any of the representations, warranties or covenants contained in this Agreement materially untrue.

          (d) Representations of Fund Agent. Fund Agent represents and warrants:

          (i) that the Funds (1) are duly organized under the laws of the various states, (2)
are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

          (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the
1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

            (iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Fund Agent will notify ING Financial and ING Life immediately upon having a reasonable basis for believing that any of the
Funds have ceased to so qualify or that any might not qualify in the future;

            (iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

            (v) that Distributor (1) is a corporation duly organized under the laws of the State of Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and
(5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

13.       Governing Law.

            This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Minnesota without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

14.       Miscellaneous.

            (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

            (b) Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other's anti-money laundering
(AML) program, which may include annual AML compliance certifications, periodic
AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

            (c) Restrictions on "Excessive Trading." ING Life has adopted its own excessive trading policy, a copy of which is attached as Exhibit II (“Market Timing
Policy”). ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING Life monitors individual Participant and Contract owner trading in accordance with its Market Timing Policy. ING Life will use its best efforts, and shall reasonably cooperate with the Fund Agent and the Funds, to enforce both its Market Timing Policy and stated policies in a Fund’s currently effective

Prospectus or Statement of Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading. As of the earlier of such time as ING has systems capability to provide such reporting, or the effective date of SEC
Rule 22c-2, currently October 16, 2007, ING shall provide Fund Agent with such reports, which may include, but are not limited to NSCC defined Category 1 transaction information, as Fund Agent shall reasonably request via a mutually agreed upon delivery method and in a format consistent with the NSCC layout to enable it to monitor fund to fund transfer transactions by Plan participants in the Funds for market timing and frequent trading. ING Life will execute any reasonable instructions from the Fund Agent or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual participant or Contract owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds and enter into an independent 22c-2 agreement with Fund Agent as necessary to comply with the provisions of SEC Rule 22c-2. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.

            (d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

            To ING Financial/ING:

                  ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
                  151 Farmington Avenue, TS41
                  Hartford, CT 06156
                  Attention: Michael Eldredge (860) 723-3403
                  Product/Invest Packaging

            To Fund Agent:
                  RiverSource Distributors, LLC
                  H27/52 Ameriprise Financial Center
                  Minneapolis, MN 55474
                       Attention: Mutual Fund CounselFax: 612-671-3767

Any notice, demand or other communication given in a manner prescribed in this
Subsection (b) shall be deemed to have been delivered on receipt.

            (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

             (f) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

             (g) Severability. In case any one or more of the provisions contained in this
Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

             (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

             (i) Confidentiality. Each party agrees to adopt policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P. These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of customer records or information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and
(iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

             (j) In no way shall the provisions of this Agreement limit the authority of any
Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares, including without limitation the right of each Fund to reject any offer to purchase its shares, including purchases by exchange.

SIGNATURES FOLLOW

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By /s/ Michael C. Eldredge
Name Michael C. Eldredge_________
Title__V.P.

ING FINANCIAL ADVISERS, LLC

By /s/ David A. Kelsey______________
Name David A. Kelsey
Title__Vice President_______________

AMERIPRISE FINANCIAL SERVICES, INC.

By /s/ Andrew Washburn
Name Andrew Washburn
Title VP-Marketing

RIVERSOURCE SERVICE CORPORATION

By /s/ Geralynn Kephart-Strong
Name Geralynn Kephart Strong
Title VP Transfer Agent

Schedule A

For any additional separate accounts

EXHIBIT I
To
SELLING AND SERVICES AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s
Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.    As provided in Section 3(f) of the Selling and Services Agreement and Fund
Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National
Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a)	Fund Agent or the Funds will furnish to ING Financial or its affiliate through NSCC’s Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day"). Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b)	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING

Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Fund Agent and the Funds, and the Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)	ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)	NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)	With respect to (c) or (d) above, if Fund Agent does not send a confirmation of ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)	If on any day ING Financial or its affiliate or Fund Agent is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Fund Agent or to ING Financial or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)	These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

(h)	Notwithstanding anything herein to the contrary,

(i) Any adjustments to Instructions which have previously been processed by Fund Agent will be made on a current day basis based on the Fund's current day share value.

(ii) Any cost or loss incurred in the correction of errors and any compensation or reimbursement due to the Plan or its participants which occur as a result of a delay, omission or error by one of the parties hereto will be borne by that party.

2.     ING Financial or its affiliate, Fund Agent and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and
Fund/SERV system and the Networking Matrix Level utilized.

3.     Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the
Agreement shall have the same meaning as in this Exhibit.

EXHIBIT II

ING Excessive trading Policy as of June 1, 2005